NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

CAMPUSTECH, INC.

Senior Convertible Debenture

$_________________	Leesburg, Virginia
May ___, 2007

THIS DEBTENTURE is one of a duly authorized issue (the “Series”) of senior convertible debentures of CampusTech, Inc., a Delaware corporation (the “Company”) and has been issued to the Holder (as defined below) in connection with the private placement of debentures and warrants offered by the Company.

FOR VALUE RECEIVED, the Company hereby promises to pay to ______________________ (“Holder”), or the Holder’s transferees, successors and assigns, the principal sum of $__________, together with any unpaid accrued interest (computed on the basis of a 365-day year for the actual number of days elapsed) accruing from the date hereof on the unpaid balance of such principal amount from time to time outstanding at the rate of eight percent (8%) per annum until paid in full or converted as provided herein.

Principal of, and any unpaid accrued interest on, this Debenture shall be due and payable on one year from the date of issuance, on _____________, 2008 (such date and time hereinafter referred to as the “Maturity Date”), unless it has been prepaid or converted in accordance with the terms herein. If the Maturity Date would fall on a day that is not a Business Day (as defined below), the payment due on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date. As used herein, “Business Day” shall mean any day which is not a Saturday or Sunday and is not a day on which banking institutions are generally authorized or obligated to close in the city of New York, New York.

1.  Interest. Commencing on the initial Quarterly Payment Date (as defined below) and on each Quarterly Payment Date thereafter, any unpaid accrued interest on the then outstanding principal amount of this Debenture shall be due and payable to the Holder, unless this Debenture has been prepaid or converted in accordance with the terms herein. As used herein, “Quarterly Payment Date” shall mean: (i) the date which is 3 months after the date of issuance of this Debenture, (ii) the date which is 6 months after the date of issuance of this Debenture, and (iii) the date which is 9 months after the date of issuance of this Debenture.

2.  Conversion.

(a) General. Upon a Conversion Event (as defined below), the entire outstanding principal amount of this Debenture, any unpaid accrued interest thereon, and any costs incurred hereunder shall, at the option of the Holder and at any time prior to or following the Maturity Date, be converted into fully paid and non-assessable shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”). In order to effect conversion, the Holder shall transmit by facsimile (or otherwise deliver) a copy of an executed notice of conversion in the form attached hereto as Exhibit A. Upon conversion of this Debenture, subject to the provisions of Section 2(b) hereof, the Holder of this Debenture shall be entitled to a number of shares of Common Stock determined by dividing: (i) the outstanding principal amount of, any unpaid accrued interest on, and any costs incurred hereunder, this Debenture (collectively, the “Debenture Balance”), as of the Conversion Date (as defined below) by (ii) the Conversion Price (as defined below).

As used herein, “Conversion Event” shall mean the earlier of: (i) the closing of an initial, underwritten, public offering by the Company of Common Stock with gross proceeds to the Company exceeding $10,000,000 (a “Qualified IPO”), (ii) the consummation of a merger or consolidation of the Company with or into another corporation or other entity of any kind (a “Merger”), or (iii) the Maturity Date.

As used herein, “Conversion Price” shall mean: (i) upon the consummation of a Qualified IPO prior to the Maturity Date, a price per share equal to EIGHTY PERCENT (80%) of the public offering price of such Qualified IPO, (ii) upon the consummation of a Merger prior to the Maturity Date, a price per share equal to EIGHTY PERCENT (80%) of the per share valuation of the Company at the time of and in connection with the Merger, or (iii) if a Qualified IPO or a Merger shall not have been consummated on or prior to the Maturity Date, ONE DOLLAR AND NO CENTS ($1.00) per share.

(b) Fractional Shares. No fractional shares of capital stock of the Company shall be issued upon conversion of this Debenture. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Conversion Price.

(c) Mechanics of Conversion.

(i) The Company shall cause notice of the Conversion Event to be mailed to the registered Holder of this Debenture, at such Holder’s address appearing in the records of the Company, at least five (5) business days prior to the date of the Conversion Event (the “Conversion Date”), or as promptly thereafter, as circumstances require. On, before or following the Conversion Date, if the Holder elects to convert this Debenture, the Holder shall surrender this Debenture for conversion at the principal place of business of the Company or a place designated in such notice. Such notice by the Holder of this Debenture shall state such Holder’s name or the names of his or its nominees in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, the Debenture surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of surrender, in form satisfactory to the Company, duly executed by the registered Holder or his or its attorney duly authorized in writing. The Company shall, as soon as practicable after the Conversion Date (but in any event within three (3) Business Days), issue and deliver to such Holder of this Debenture, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Company shall, for the purpose of effecting the conversion of this Debenture as provided herein, authorize and at all time maintain a sufficient number of shares of Common Stock to effect the conversion of the Debenture Balance in the event that this Debenture is converted pursuant to this Section 2(c).

(iii) Upon any conversion of this Debenture pursuant to this Section 2(c), no adjustment to the Conversion Price shall be made for any declared or accrued but unpaid dividends on the Common Stock delivered upon conversion.

(iv) Immediately upon the surrender of this Debenture for conversion as provided in this Section 2(c), this Debenture shall no longer be deemed to be outstanding and all rights of the Holder with respect to this Debenture shall immediately cease and terminate, except only the right of the Holder to receive the shares of Common Stock to which it is entitled as a result of the conversion on the Conversion Date.

(v) The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of this Debenture pursuant to this Section 2(c). The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that of the registered Holder of this Debenture, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(d) Adjustments.

(i)Splits, Subdivisions, etc. In the event that the Company should at any time or from time to time, after the date of this Debenture, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Debenture shall be increased in proportion to such increase in the aggregate number of shares of the Common Stock outstanding.

(ii)Combinations. If the number of shares of Common Stock outstanding at any time after the date of this Debenture is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of this Debenture shall be decreased in proportion to such decrease in outstanding shares.

(iii)Mergers, Consolidations, etc. A merger, consolidation or other corporate reorganization in which the Company’s stockholders shall receive cash or securities of another entity, or any transaction in which all or substantially all of the assets of the Company are sold shall be treated as a liquidation of the Company for purposes of the payment of the Liquidation Preference.

3.  Rank and Liquidation Preference.

(a) The payment of the principal of and interest on this Debenture is senior in right of payment to the payment of all existing and future Junior Debt (as hereinafter defined). As used herein, “Junior Debt” shall mean all existing and future Indebtedness (as hereinafter defined) other than the following (the “Pari Passu Debt”): (i) a 15% Secured Demand Note and a 10% Demand Note, each issued by the Company on June 30, 2006 to Michael Faber, the Company’s Executive Chairman and Chairman of the Board, in the aggregate principal amount of up to $1,500,000 (the “Demand Notes”), (ii) capital or equipment lease obligations up to $500,000 in the ordinary course of business or existing on the date hereof, and (iii) secured trade credit entered into by the Company in the ordinary course of business consistent with past practice.

(b) Until the payment in full of all amounts of principal of and interest on the Debentures, and all other amounts owing under this Debenture, no payment may be made with respect to the principal of or other amounts owing with respect to any Junior Debt, or in respect of any redemption, retirement, purchase or other acquisition thereof, provided that the Company may pay scheduled interest thereon so long as no Event of Default shall have occurred and be continuing.

(c) Upon: (i) any liquidation, dissolution or winding up of the Company, (ii) any transaction in which all or substantially all of the Company’s assets are sold or transferred, (iii) a merger or other reorganization of, or similar proceeding relating to the Company, or (iv) except as a result of an IPO, an acquisition of any voting securities of the Company (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, the Holders of the Debentures shall be entitled to receive, pro rata with the holders of the Pari Passu Debt, in full an amount equal to each such Holder’s respective Debenture Balance (the “Liquidation Payment”). The Liquidation Payment shall be paid pro rata among all of the Holders of the Debentures, and shall be in preference to any Holder of Junior Debt or equity securities of the Company.

4.  Requirements for Transfer. This Debenture and the shares of Common Stock into which the Debenture may be converted, shall not be assigned, sold, pledged, transferred or otherwise disposed of except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws.

5.  Creation of Senior Debt. Without the prior unanimous written consent of the holders of the then outstanding aggregate principal indebtedness of the Company evidenced by the Series, the Company shall not create or incur any indebtedness (other than trade debt or capital or equipment lease obligations up to $500,000 or existing on the date hereof) which by its terms is senior in payment or liquidation preference to this Debenture (“Senior Debt”).

6.  Default. This Debenture and all amounts due hereunder shall become immediately due and payable in cash without notice or demand upon the occurrence at any time of any of the following events of default (individually, “an Event of Default” and collectively, “Events of Default”):

(a) default in the payment when due of any principal or interest under: (i) this Debenture or any Debenture in the Series or (ii) any Pari Passu Debt or (iii) any Senior Debt;

(b) if the Company makes an assignment for the benefit of creditors or if the Company admits in writing its inability to pay its debts as they become due;

(c) the liquidation, termination of existence, dissolution or the appointment of a receiver or custodian for the Company or any part of its property if such appointment is not terminated or dismissed within thirty (30) days;

(d) the institution against the Company or any endorser or guarantor of this Debenture of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing;

(e) the institution by the Company or any endorser or guarantor of this Debenture of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Company or any endorser or guarantor of this Debenture of a composition or an assignment or trust mortgage for the benefit of creditors;

(f) any representation or warranty made or deemed to be made by or on behalf of the Company in connection with the Subscription Agreement dated as of the date hereof between the Company and the Holder (the “Subscription Agreement”) or in any certificate, financial statement or other document furnished pursuant thereto or pursuant to the Memorandum (as defined in the Subscription Agreement) shall prove to have been incorrect in any material way as of the date when made or deemed made; or

(g) the failure of the Company to observe or perform any covenant, condition or agreement contained herein or in the Subscription Agreement (other than those specified in Section 6(a)), which, after notice from the Holder is not cured within fifteen (15) business days.

Within five (5) days of any officer of the Company obtaining knowledge of any Event of Default, if such Event of Default is then continuing, the Company shall furnish to the Holder a certificate of the chief executive officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the State of Delaware or afforded by other applicable law.

7.  Prepayment. This Debenture may be prepaid at any time prior to the Maturity Date with the prior written consent of the Holder. Subject to the waiver or non-consent of any holder of the then outstanding aggregate principal indebtedness of the Company evidenced by the Series, any prepayment pursuant to this Section 7 shall be pro rata among all of the Holders of the Debentures.

8.  Performance. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of the provisions of this Debenture and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Debenture against impairment.

9.  No Rights as Stockholder. Nothing contained in this Debenture shall be construed as conferring upon the Holder or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any rights whatsoever as a shareholder of the Company, unless and to the extent converted.

10.  Waiver of Demand, Presentment, etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

11.  Payment. Except as otherwise provided for herein, all payments with respect to this Debenture shall be made in lawful currency of the United States of America by check or wire transfer of immediately available funds, at the option of the Holder, at the principal office of the Holder or such other place or places or designated accounts as may be reasonably specified by the Holder in a written notice to the Company at least one (1) business day prior to payment. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

12.  General.

(a) Successors and Assigns. This Debenture, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the Holder of this Debenture, and their respective heirs, successors and assigns. The Company may not assign this Debenture or any obligations and rights of the Company hereunder without the prior written consent of the Holder.

(b) Recourse. Recourse under this Debenture shall be to the general unsecured assets of the Company only, and in no event to the officers, directors or stockholders of the Company.

(c) Changes. Changes in or additions to this Debenture may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only upon written consent of the Company and the Holder of this Debenture.

(d) Governing Law. This Debenture shall be governed by and construed in accordance with the law of the State of New York, excluding the body of law relating to conflict of laws. Notwithstanding anything to the contrary contained herein, in no event may the effective rate of interest collected or received by the Holder exceed that which may be charged, collected or received by the Holder under applicable law.

(e) Venue; Waiver of Jury Trial. The Company hereby submits to the exclusive jurisdiction of the New York State or United States federal courts located in New York County, New York with respect to any dispute arising under this note. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon it mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the Holder’s right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. The Company hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Debenture.

(e) Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Company or to the Holder thereof at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

If to the Holder: ___________________.

If to the Company to: CampusTech, Inc., 803 Sycolin Road SE, Suite 204, Leesburg, VA 20175, Attention: President, Facsimile No.: 703-777-3871 or such other address as the Company shall so notify the Holder.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 3rd business day following the day such mailing is made.

(f) Severability. If one or more provisions of this Debenture are held to be unenforceable under applicable law, such provisions shall be excluded from this Debenture, and the balance of this Debenture shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

(g) Mutilated, Destroyed, Lost or Stolen Debentures. In case this Debenture shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Debenture, or in lieu of and in substitution for the destroyed, lost or stolen Debenture. In the case of a mutilated or defaced Debenture, the Holder shall surrender such Debenture to the Company. In the case of any destroyed, lost or stolen Debenture, the Holder shall furnish to the Company: (i) evidence to its satisfaction of the destruction, loss or theft of such Debenture and (ii) such indemnity as may be reasonably required by the Company to hold the Company harmless.

IN WITNESS WHEREOF, this Debenture has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Company.

CAMPUSTECH, INC.

By:
Name: Michael Faber Title: Executive Chairman & Chairman of the Board

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Continental Stock Transfer and Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _______________ from the Company and acknowledged and agreed to by Continental Stock Transfer and Trust Company.

CAMPUSTECH, INC.

Date:	By:	/s/
Name:
Title